Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 25, 2007 relating to the financial statements which appear in the Annual Report of The Kroger Co. Savings Plan on Form 11-K for the years ended December 31, 2006 and 2005.

(Clark, Shaefer, Hackett & Co.)

Cincinnati, Ohio

March 31, 2008